Exhibit d.2.c

THIRD AMENDMENT

TO

INVESTMENT ADVISORY AGREEMENT

THIS AMENDMENT effective as of the 28th day of January, 2020, amends that certain Investment Advisory Agreement dated as of May 18, 2006, as amended as of January 1, 2010 and December 1, 2018 (the “Agreement”), by and between Virtus Opportunities Trust (as assigned by Virtus Insight Trust), a Delaware statutory trust (the “Trust”), and Virtus Investment Advisers, Inc., a Massachusetts corporation (the “Adviser”), as follows:

1.	Schedule A is hereby deleted and Schedule A attached hereto is substituted in its place to reflect changes to Virtus Newfleet Tax-Exempt Bond Fund’s investment advisory fee and to otherwise update the schedule.

2.	Except as expressly amended hereby, all provisions of the Agreement shall remain in full force and effect and are unchanged in all other respects. All initial capitalized terms used but not defined herein shall have the meanings ascribed thereto in the Agreement, as amended.

3.	This Amendment may be executed in any number of counterparts (including counterparts executed and/or delivered electronically) with the same effect as if all signing parties had originally signed the same document, and all counterparts shall be construed together and shall constitute the same instrument. For all purposes, electronic signatures and signatures delivered and exchanged electronically shall be binding and effective to the same extent as original signatures.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto intending to be legally bound have caused this Agreement to be executed by their duly authorized officers of other representatives.

VIRTUS OPPORTUNITES TRUST

By:	/s/ W. Patrick Bradley
Name:	W. Patrick Bradley
Title:	Executive Vice President, Chief Financial Officer & Treasurer

VIRTUS INVESTMENT ADVISERS, INC.

By:	/s/ Francis G. Waltman
Name:	Francis G. Waltman
Title:	Executive Vice President

SCHEDULE A

Series	Investment Advisory Fee
	1st $1 Billion	$1+ Billion
Virtus Vontobel Emerging Markets Opportunities Fund	1.00%	0.95%

Virtus Newfleet Tax-Exempt Bond Fund	0.45%	0.40%

	1st $2 Billion	$2+ Billion
Virtus Newfleet Low Duration Core Plus Bond Fund (fka Virtus Newfleet Low Duration Income Fund)	0.40%	0.375%